Exhibit 99.1

March 31, 2026

Board of Directors

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, NY 11753

Re:	Resignation from the Board

My Dear Fellow Board Members:

After over 17 years of service to the Board of Directors of Esquire Financial Holdings, Inc. (the “Company”) and Esquire Bank, National Association (the “Bank”), it is now time for me to focus on my personal health and related disability. As such, effective immediately, I hereby irrevocably resign from all director and committee positions that I hold with the Company and the Bank, and the board of directors of all affiliates of the Company and the Bank, as applicable, on which I serve, without the requirement of any further action or acceptance hereof by any individual or entity. This resignation is not the result of any disagreement with the Company, the Bank or any of their respective affiliates.

Sincerely,

/s/ Selig Zises

Selig Zises